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                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549                   -------
                                                                   Cusip Number
                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One) [X]Form 10-K [ ]Form 20-F [ ]11-K  [ ]Form 10-Q [ ]Form N-SAR

                 For Period Ended: March 31, 2001
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
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 READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I - REGISTRANT INFORMATION

Geographics, Inc.
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Full Name of Registrant

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Former Name if Applicable

1555 Odell Road, P.O. Box 1750
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Address of Principal Executive Office (STREET AND NUMBER)

Blaine, Washington 98231
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City, State and Zip Code


                      PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]  (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]  (b)     The subject annual report, semi-annual report, transition
              report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [X]  (c)     The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.


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                             PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, Form 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Company is in the process of implementing accounting systems and controls and it has been unable to provide all required information to the Company's auditors, KPMG LLP, to allow them to complete their audit without unreasonable effort or expense.


                          PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

              James L. Dorman              (360)                332-6711
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                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                [X] Yes  [ ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Company is unable to comment on whether there will be any significant change in results of operations for the year ended March 31, 2001 as KPMG LLP has not yet completed its audit.



                               Geographics, Inc.
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                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 26, 2001                    By: /s/ James L. Dorman
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                                           James L. Dorman
                                           President and Chief Executive Officer